Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into effective as of April 30, 2008 (the “Effective Date”) between (i) Heelys, Inc., a Delaware corporation (the “Company”) and (ii) Patrick F. Hamner (the “Consultant”).  The Company and the Consultant are collectively referred to herein as the “Parties.”

WHEREAS, Consultant is a Director of the Company;

WHEREAS, Consultant is a past Chairman of the Board of the Company, and an immediate past Senior Vice President of the Company;

WHEREAS, the Consultant was employed with the Company pursuant to that EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO ARBITRATE, NON-COMPETITION AGREEMENT AND NON-DISCLOSURE AGREEMENT entered into in September 2006 and effective as of May 19, 2006, as amended by that certain FIRST AMENDMENT TO EMPLOYMENT AGREEMENT, INCLUDING AGREEMENT TO ARBITRATE, NON-COMPETITION AGREEMENT AND NON-DISCLOSURE AGREEMENT dated as of April 11, 2007 (the “Employment Agreement”);

WHEREAS, the Parties hereby stipulate and agree that Consultant’s employment with the Company pursuant to the Employment Agreement will terminate based upon Consultant’s resignation effective as of April 30, 2008 (the “Resignation Date”);

WHEREAS, the Parties stipulate and acknowledge that by virtue of this Agreement, the Parties are generally waiving and releasing all post-employment rights and obligations provided for in the Employment Agreement, except as otherwise stated herein, in exchange for the good and valuable consideration provided for in this Agreement;

NOW, THEREFORE, Consultant and the Company hereby agree as follows:

1.             Independent Contractor.  Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant as an independent contractor to perform the services set forth herein, and the Consultant hereby accepts such engagement.  This Agreement does not create an employment relationship, and nothing about this Agreement shall be construed to render Consultant an employee of the Company for any purpose.  Further, nothing about this Agreement shall be construed to render Consultant a partner or joint venturer with the Company for any purpose.  The Consultant is and shall remain an independent contractor in his relationship to the Company.

a.             No Insurance or Benefits.  The Company will not be liable for, and will not provide Consultant with coverage or compensation for, health, dental, disability, unemployment, accident, life, or worker’s compensation insurance, or any other insurance not expressly stated in this Agreement, unless required by law.  The Company will not be liable for, and will not provide Consultant with, vacation pay, sick leave pay, retirement benefits, social security pay, or any other benefits not expressly stated in this Agreement, unless required by law.

b.             Control.  Consultant shall have the sole and exclusive right to control and exercise discretion as to the manner and means by which services under this Agreement are to be performed.  The Company shall control the expected results of such services to ensure conformity with its requirements.  The Parties acknowledge that the result of Consultant’s services under this Agreement is the primary factor bargained for by the Parties.  For that purpose, the Consultant shall provide reports to the Company as reasonably requested.  Consultant shall obtain the approval of the Company before commencing any new project under this Agreement.  Consultant shall be responsible for obtaining, at Consultant’s expense, all licenses and permits, and any insurance, required for the performance of his services hereunder.

c.             Taxes.  Under this Agreement, Consultant shall be treated as an independent contractor and not as an employee for federal tax purposes and for all other tax purposes.  Consultant shall be solely responsible for payment of any and all applicable taxes, penalties, and interest with regard to payments made in accordance with this Agreement, and Consultant shall INDEMNIFY THE COMPANY AGAINST, AND HOLD IT HARMLESS FROM, any and all taxes, penalties, and interest assessed by any taxing authority as a result of payments made in accordance with this Agreement.  The Company shall have no duty or obligation to make any withholding as part of such payments.

2.             Services.

a.             M&A and Other Services.  Under this Agreement, Consultant shall perform services (i) relating to consulting about mergers and acquisitions (“M&A Consulting”); and (ii) relating to such other matters as agreed upon by the Parties.  The Consultant shall report to the Chief Executive Officer of the Company (the “CEO”) or the CEO’s designee.  The services to be provided by Consultant pursuant to this Agreement may be amended or supplemented from time to time by the written agreement of the Parties, without otherwise affecting this Agreement.

b.             Litigation Support.  The Consultant shall cooperate fully with the Company, specifically including any attorney retained by the Company or its affiliates, in connection with the prosecution or defense of any pending or future litigation, arbitration, business, or investigatory matter.  Such cooperation may include, but shall not be limited to, the Consultant making himself available for interviews by any such attorney, and providing direction, documents and/or information to the extent feasible.  When feasible, the Company will provide Consultant with reasonable notice of the need for such assistance, to schedule such assistance in such a manner as not to interfere with any employment obtained by the Consultant.

3.             Term and Termination.

a.             Term.  The term of this Agreement is twenty-six (26) months from the Effective Date (the “Term”).  This Agreement will terminate of its own accord and without prior notice at the conclusion of the Term, without any further action required by either Party, unless terminated earlier as provided herein, or unless the Parties renew or extend this Agreement by separate written addendum.

b.             Cause Termination.  The Company may terminate this Agreement at any time without notice, for Cause.  For the purpose of this Paragraph, “Cause” shall mean (i) Consultant’s felony conviction; (ii) Consultant’s theft, misappropriation and/or misdirection of Company funds and/or property; (iii) Consultant’s misappropriation and/or misdirection of Company business opportunities; and/or (iv) Consultant’s material violation of this Agreement; provided, however, that with respect to clauses (iii) and (iv) of this Paragraph, if the Cause in issue is susceptible to cure, then Company shall provide Consultant with advance written notice of such Cause, and a fifteen (15) day period to cure or remedy such Cause; provided further, that the Board of Company shall have the sole discretion to determine whether such Cause is subject to cure, and if so, whether the Consultant successfully effected a cure following notice.  Termination of this Agreement for Cause shall include the immediate and prospective termination of any further payments or other consideration recited in Paragraph 4 of this Agreement (including subparts).

c.             Death or Disability.  Upon Consultant’s disability (as defined in paragraph 5.b. of the Employment Agreement) or death:  (i) the Company may immediately and prospectively terminate any further payments or other consideration recited in Paragraphs 4.b., 4.c., 4.d., and/or 4.e. of this Agreement, by written notice to Consultant or his estate or guardian, as applicable except that any consideration earned and/or billed prior to the date of disability or death, but not yet paid, shall be paid in the normal course when due; and (2) the Company shall not be relieved from the obligation to pay the M&A Consulting Fee as required by Paragraph 4.a. of this Agreement, to Consultant or his estate or guardian, as applicable, provided, however, that such M&A Consulting Fee shall be reduced to the amount of TWO HUNDRED THIRTY-ONE THOUSAND AND NO/100 DOLLARS ($231,000.00), and Company shall not be required to pay in excess of that reduced amount.

d.             Information Return.  Upon termination of this Agreement for any reason, Consultant shall immediately return all Company property, documents and business information to the Company, as directed.

4.             Consideration.

a.             M&A Consulting Fee.  The Company shall pay Consultant the total sum of TWO HUNDRED AND SIXTY-NINE THOUSAND, FIVE HUNDRED AND NO/100 DOLLARS ($269,500.00) for M&A Consulting under this Agreement (the “M&A Consulting Fee”).  The M&A Consulting Fee will be paid out over a twenty-five (25) month period, in monthly installments of TEN THOUSAND, SEVEN HUNDRED AND EIGHTY DOLLARS AND NO/100 ($10,780.00), with the first payment to be made on June 30, 2008 and the last payment to be made on June 30, 2010.

b.             Success Fee.  The Company shall pay Consultant a fee for originating merger and acquisition transactions that are consummated by the Company or any of its subsidiaries (the “Success Fee”), as follows:

i.              The Company shall pay Consultant a fee equal to 3% of the first $1 million, 2% of the second $1 million, and 1% of every $1 million above the first $2 million, based on the Total Value (as defined below) of each transaction that Consultant originates:  (A) between April 30, 2008 and June 30, 2010, for those transactions that close prior to June 30, 2011; and/or (B) prior to April 30, 2008, but with no detailed financial information submitted, that close prior to June 30, 2011.  The “Total Value” of a transaction is determined by the amount of cash paid by the Company or its subsidiary, the merchantable securities or equity instruments issued by the Company or its subsidiary, the amount of debt instruments issued by the Company or its subsidiary, and/or the principal amount of indebtedness for borrowed money assumed by the Company or any of its subsidiaries in connection with a transaction, in each case in connection with any such transaction; provided, however, that any contingent portion of any such consideration payable in connection with any such transaction shall be determined and any fee related thereto shall be paid if and when such contingent future payment obligations arise, and all other fees due shall be paid within fifteen (15) days of closing of the transaction, for purposes of this Paragraph and Paragraph 4.b.ii. of this Agreement.

ii.             The Company shall pay Consultant a fee of 1.5% of the first $1 million, 1% of the second $1 million, and 0.5% of every $1 million above the first $2 million, of the

Total Value of each transaction that Consultant originates prior to April 30, 2008, with detailed financial information submitted, that close prior to June 30, 2011.

c.             Litigation Support Fee.  The Company shall pay the Consultant a fee of ONE HUNDRED AND TWENTY-FIVE DOLLARS AND NO/100 ($125.00) per hour, up to a maximum of ONE THOUSAND DOLLARS AND NO/100 ($1,000.00) per day, for rendering litigation support services as described in Paragraph 2.b. of this Agreement (the “Litigation Support Fee”), in addition to expense reimbursement as provided in Paragraph 5 of this Agreement.  The Company will pay the Litigation Support Fee only for actual time billed by the Consultant to the Company for litigation support as described in Paragraph 2.b. of this Agreement.

d.             Other Matters Fee.  The Company shall pay the Consultant a fee of ONE HUNDRED AND TWENTY-FIVE DOLLARS AND NO/100 ($125.00) per hour, up to a maximum of ONE THOUSAND DOLLARS AND NO/100 ($1,000.00) per day, for rendering M&A related services not originated by Consultant, and other services not included in M&A Consulting and Litigation Support (“Other Matters Fee”), in addition to expense reimbursement as provided in Paragraph 5 of this Agreement.  The Company will pay the Other Matters Fee only for actual time billed by the Consultant to the Company for working on other matters in accordance with this Agreement.

e.             COBRA Premium Reimbursement.  Following the Resignation Date, during the required period of continuation coverage within the meaning of Code §4980B(f)(2)(B)(i)(I), Consultant shall be reimbursed by the Company within five (5) days of each payment by Consultant of the monthly premium payable to continue coverage of Consultant and his dependents under the Company’s group health plan or plans, in an amount equal to the amount of that monthly premium payable by Consultant for such continuation coverage.

5.             Expense Reimbursement.  The Company shall reimburse Consultant for Consultant’s reasonable travel, meal, entertainment, communication, and other business expenses incurred in connection with the performance of consulting services and litigation support under this Agreement; provided, however, that Consultant shall bill the Company for such expenses within forty-five (45) days of expenditure, and that on a not less than monthly basis, Consultant shall provide the Company with a written accounting of such expenses together with such supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service requirements.

6.             E-Mail Usage.  During the first sixty (60) days of the term of this Agreement, the Consultant may retain and use his Company e-mail account and internet access, subject to Company policy and practice regulating e-mail and internet usage.

7.             Mutual General Releases.

a.             Consultant, individually, and on behalf of, as applicable, Consultant’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Company, and as applicable, its respective current, former, and successor officers, employees, agents, attorneys, assigns, representatives, directors, shareholders, owners, servants, administrators, insurers, parents, subsidiaries, affiliates, and related corporations, firms, associations, partnerships, and entities, specifically including the Other Heelys Releasees (as defined below), from any and all Claims and Controversies (as defined below), including without limitation, any and all obligations under the Employment Agreement; provided, however, that nothing in this Agreement will be considered a release of Consultant’s claims, if any, for vested employment benefits pursuant to the Employee Retirement Income Security Act of 1974 as amended, worker’s compensation insurance coverage, unemployment insurance coverage, and/or the Company’s breach of this Agreement.

b.             The Company does hereby GENERALLY RELEASE, ACQUIT, AND DISCHARGE the Consultant, individually, and as applicable, Consultant’s current, former, and successor attorneys, representatives, guardians, heirs, assigns, successors, executors, administrators, insurers, servants, agents, employees, affiliates, and entities, from any and all Claims and Controversies; provided, however, that nothing in this Agreement will be considered a release of the Company’s claims, if any, for the Consultant’s breach of this Agreement.

c.             Notwithstanding anything to the contrary herein, the Company’s obligations to Consultant under that certain Indemnification Agreement, effective August 31, 2006 (the “Indemnification Agreement”), and this Agreement are not released, are not affected, and expressly survive the release herein in all respects.  Similarly, the Company’s indemnification obligations to Consultant under Heelys, Inc.’s Articles of Incorporation and ByLaws or at law are not released, are not affected, and expressly survive the release herein.  As of the Effective Date of this Agreement, to the Company’s knowledge, Consultant has fully complied with the Indemnification Agreement.

8.             Definitions.

a.             For the purposes of this Agreement, the term “Other Heelys Releasees” means all affiliates of the Company and all of their respective officers and directors.

b.             For the purpose of this Agreement, the term “Claims and Controversies” means the following:  all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, fraud, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including, but not limited to, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII, 42 U.S.C. §§ 2000e et seq., as amended (including the Civil Rights Act of 1991), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981 et seq., as amended, the Equal Pay Act, 29 U.S.C. §§ 201 et seq., as amended, the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as amended, the Age Discrimination in Employment Act, 29 U.S.C. §§ 621 et seq., as amended, the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001 et seq., as amended, the Fair Labor Standards Act of 1938, 29 U.S.C. §§ 201 et seq., as amended, the Family and Medical Leave Act, 29 U.S.C. §§ 2601 et seq., as amended, the Labor Management Relations Act, 29 U.S.C. §§ 141 et seq., as amended, the Employee Polygraph Protection Act, 29 U.S.C. §§ 2001 et seq., as amended, RICO, 18 U.S.C. §§ 1961 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., as amended, the Texas discrimination, retaliation, and wrongful discharge laws, including without limitation Tex. Lab. Code §§ 21.001 et seq., 451.001, and 411.082, as amended, Tex. Civ. Prac. & Rem. Code § 122.001, as amended, Tex. Gov’t. Code §§ 431.005, 431.006, 554.001, and 554.002, as amended, Tex. Elec. Code §§ 253.102, 276.001, and 276.004, as amended, and Tex. Health & Safety Code §§ 81.102 and 165.002, as amended, the Texas pay day laws, including without limitation Tex. Lab. Code §§ 61.001 et seq. and 62.001 et seq., as amended, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, common law or otherwise, arising out of or relating to any and all disputes now existing between Consultant and the Company, whether related to or in any way growing out of, resulting from, or to result from the Consultant’s employment with the Company and/or termination or resignation from employment with the Company, for or because of any matter or thing done, omitted, or allowed to be done by, the Consultant, the Company or the Other Heelys Releasees, for any incidents, including those past and present, which existed at any time prior to and/or contemporaneously with the Effective Date of this Agreement, including all past, present, and future damages, injuries, costs, expenses, fees, effects, and results in any way related to or connected with such incidents.

9.             Statement of Understanding.  By executing this Agreement, Consultant acknowledges that (a) Consultant has been given at least twenty-one (21) days to consider the terms of this Agreement, and has either considered it for that period of time or knowingly and voluntarily waived the right to do so; (b) Consultant has been advised by virtue of this part of the Agreement to consult with an attorney regarding the terms of this Agreement; (c) Consultant has consulted with, or had sufficient opportunity to consult with, an attorney of  Consultant’s own choosing regarding the terms of this Agreement; (d) Consultant has read this Agreement and fully understands the terms of this Agreement and their import; (e) except as provided by this Agreement, Consultant has no contractual right or claim to the payments and benefits described herein; (f) the consideration provided for herein is good and valuable; and (g) Consultant is entering into this Agreement voluntarily, of Consultant’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind.  Consultant further acknowledges that for purposes of the Heeling, Inc. 2006 Stock Incentive Plan, as amended (the “Plan”), that his services hereunder will not be deemed to be “Continuous Service” (as defined pursuant to the Plan); that the vesting of his options issued under the Plan will only continue so long as he remains a Director of the Company; and that Company makes no representation or warranty with respect to the term of Consultant’s status as a Director of the Company.

10.           Revocation.  Within the seven (7) consecutive calendar days following Consultant’s execution of this Agreement (the “Revocation Period”), Consultant may revoke this Agreement by written notice sent by BOTH fax and first class mail to the Company in care of its attorney, Kenneth C. Broodo, Gardere Wynne Sewell LLP, 1601 Elm Street, Suite 3000, Dallas, Texas  75201-4761, fax number (214) 999-3626.  If Consultant revokes this Agreement, the Consultant shall have no right or entitlement to any of the consideration described in Paragraph 4 or elsewhere in this Agreement.  Consultant understands that if the Company does not receive notice of revocation prior to the expiration of the Revocation Period, Consultant shall have forever waived the right to revoke this Agreement, and this Agreement and all of its terms shall have full force and effect.

11.           Restrictive Covenants; Arbitration.  The following contractual terms stated in the Employment Agreement, to the extent that they apply post-employment, shall survive the execution of this Agreement and continue in full force and effect:  paragraphs 6, 7, 8, 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 20, and 21 of the Employment Agreement.  For the sake of clarity, no non-compete covenants are intended to commence upon the termination of this Agreement, and this Agreement is not intended to be exclusive.

12.           Survival.  The terms and obligations stated in this Paragraph and Paragraphs 1, 2.b., 3.b., 3.c., 5, 7, 8, 9, 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, and 23 of this Agreement shall survive the termination of this Agreement (regardless of the basis for termination), and remain in full force and effect based on the terms as stated.  (All referenced Paragraphs include their subparts unless otherwise specified.)

13.           Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with regard to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with regard to the same subject matter, except as otherwise stated herein.  All prior and contemporaneous negotiations and agreements regarding the subject matter of this Agreement are deemed incorporated and merged into this Agreement and are deemed to have been abandoned if not so incorporated, subject to the exceptions stated in this Agreement.  No representations, oral or written, are being relied upon by either Party in executing this Agreement other than the express representations set forth in this Agreement.  The Parties have each entered into this Agreement based on their own independent judgment.  This Agreement cannot be changed or terminated without the express written consent of the Parties.

14.           Other Documentation.  The Parties shall promptly execute, acknowledge and deliver all further documents and instruments that may be necessary or convenient to consummate this Agreement; and to execute, acknowledge, attest and deliver all additional documents, instruments, consents and approvals necessary or advisable to more fully evidence and perfect each Party’s rights and obligations described in this Agreement.

15.           Non-Waiver.  One or more waivers of a breach of any covenant, term, or provision of this Agreement by any Party shall not be construed as a waiver of a subsequent breach of the same covenant, term or provision; nor shall it be considered a waiver of any other then existing, preceding, or subsequent breach of a different covenant, term, or provision.

16.           Authority.  The Consultant hereby acknowledges and expressly warrants and represents for himself, and for his predecessors, successors, assigns, heirs, executors, administrators, and legal representatives, as applicable, that he (a) is legally competent and authorized to execute this Agreement; (b) has not assigned, pledged, or otherwise in any manner, sold or transferred, either by instrument in writing or otherwise, any right, title, interest, or claim that he may have by reason of any matter described in this Agreement; (c) has the full right and authority to enter into this Agreement and to consummate the covenants contemplated herein; and (d) will execute and deliver such further documents and undertake such further actions as may reasonably be required to effect any of the agreements and covenants in this Agreement.  The Company hereby represents that this Agreement has been duly authorized by the Company and that the person executing this Agreement on behalf of the Company is authorized to execute this Agreement.

17.           Severability.  If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement.  Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision as may be possible and that is legal, valid, and enforceable.

18.           Attorneys’ Fees in the Event of Breach.  Should a Party to this Agreement make a claim against another Party to this Agreement for a breach of any provision of this Agreement, the prevailing Party shall be entitled to recover its reasonable attorneys’ fees, expenses, and costs.  Each Party shall have the right to seek specific performance of this Agreement, and declaratory and injunctive relief.

19.           Governing Law; Exclusive Venue.  All questions concerning the construction, validity and interpretation of this Agreement and its exhibits will be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice of law or conflict of law provision or rule (whether of Texas or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Texas, unless preempted by federal law or otherwise stated in this Agreement.  The

Parties consent, stipulate and agree that the exclusive venue of any lawsuit, arbitration, or other proceeding referenced in, arising from, or related to this Agreement shall be Dallas, Texas.

20.           Successors and Assigns.  All of the provisions of this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, if any, successors, and assigns; provided, however, that the Consultant shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.  The merger or consolidation of the Company into or with any other entity shall not terminate this Agreement.

21.           Construction.  The Parties were each fully represented by counsel in negotiating this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any Party.  As used in this Agreement, the singular or plural number shall be deemed to include the other whenever the context so indicates or requires.

22.           Counterparts.  This Agreement may be executed in multiple originals and/or counterparts, each of which shall be deemed an original for all purposes, but all such counterparts together shall constitute one and the same instrument.

23.           Headings.  The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

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IN WITNESS WHEREOF, THE PARTIES, INTENDING TO BE LEGALLY BOUND BY THIS AGREEMENT, HAVE DULY EXECUTED THIS AGREEMENT, AS OF THE DATES INDICATED BELOW:

COMPANY:	HEELYS, INC., A DELAWARE CORPORATION
Address:

3200 Belmeade Drive	By:	/s/ Gary L. Martin
Suite 100	Name:	Gary L. Martin
Carrollton TX 75006	Title:	Chairman of the Board

Date: April 30, 2008

CONSULTANT:	PATRICK F. HAMNER
Address:

7327 Centenary Avenue	/s/ Patrick F. Hamner
Dallas, TX 75225
Date: April 30, 2008